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                                                                     EXHIBIT 8.1
                                                                    EXHIBIT 23.1

                      [Hughes and Luce, L.L.P. Letterhead]



                                 March 26, 1998



Aurora Electronics, Inc.
9477 Waples Street, Suite 250
San Diego, California 92121

Ladies and Gentlemen:

        We have acted as counsel for Aurora Electronics, Inc., a Delaware corporation ("Parent"), and this opinion is being delivered to you pursuant to
Section 8.02(d) of the Agreement and Plan of Merger (the "Agreement"), dated as of January 30, 1998, among Parent, Holly Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), and the Cerplex Group, Inc., a Delaware corporation ("Company"). Pursuant to the Agreement, Sub will merge with and into Company (the "Merger") and Company will become a wholly-owned subsidiary of Parent. All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

       In rendering this opinion, we have examined executed originals, counterparts or copies identified to our satisfaction as being true copies of the Agreement, the Joint Proxy Statement/Prospectus of Parent and Company filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the "Proxy Statement/Prospectus"), and each of the other documents and agreements specifically referenced in both the Agreement and the Proxy Statement/Prospectus (collectively, the "Reorganization Documents"), including an opinion of Brobeck, Phleger & Harrison LLP regarding certain federal income tax consequences of the Merger (the "Brobeck Tax Opinion"). In addition, we have relied upon certain representations made by officers and employees of Parent and of Company, including those contained in the Merger Agreement and in letters to us by Parent and Company. Where such representations are made to the best knowledge and belief of the person making such representations, we have assumed the facts to be as so represented. Our opinion is conditioned on the initial and continuing accuracy of the statements, representations, and covenants contained in the documents referred to above, and we have not independently verified the accuracy or completeness of such statements, representations, and covenants.

       Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that for U.S. Federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that, accordingly, no gain or loss will be recognized by the Company, Parent or Sub as a result of the Merger.

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        The foregoing opinions are subject to the following additional assumptions, qualifications, and limitations:

        (a) We have assumed: (i) that each transaction contemplated by the Reorganization Documents will be closed in accordance with the terms of such Reorganization Documents without modification or waiver; (ii) that the Reorganization Documents constitute the only Reorganization Documents containing the substantive terms of such transactions; (iii) that the Reorganization Documents have been duly authorized, executed and delivered by all the parties thereto and are valid and legally enforceable obligations of each of the parties thereto; and (iv) that the Brobeck Tax Opinion has been delivered and not withdrawn.

        (b) This opinion is based upon present Federal income tax law, including relevant statutes, regulations, and interpretations thereof by the Internal Revenue Service and relevant courts, all of which are subject to change at any time with retroactive effect.

        (c) This opinion letter is solely for your information and benefit and is not to be quoted or referred to in whole or in part by any other person without our prior written consent.

        (d) This opinion letter is limited to the matters stated herein as of the date hereof and does not address any other tax consequences that may result from the Merger or any transaction undertaken in connection with the Merger. We disavow any obligation to update this opinion letter or advise you of any changes in our opinions in the event of changes in applicable law or facts becoming effective after the date hereof or of any additional or newly discovered information that is brought to our attention.

        We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the reference to our firm in the "The Proposed Merger -- Certain Federal Income Tax Consequences" and "Legal Matters" sections of the Proxy Statement/Prospectus.

                                                 Very truly yours,



                                                 /s/ HUGHES & LUCE, L.L.P.